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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB Number:	3235-0064
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FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

VETANOVA INC

(Exact name of registrant as specified in its charter)

Nevada	85-1736272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

335 A Josephine St. Denver CO	80206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 248-6883

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [ ]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

This registration statement on Form 10 of VETANOVA INC, (“the Company”) which we refer to as this registration statement, is being filed with the United States Securities and Exchange Commission (“SEC”) to voluntarily register common stock, par value $0.0001 per share of the Company, pursuant to Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act.

This registration statement will become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933, or the Securities Act. As of the effective date of this registration statement, we will become subject to the requirements of Regulation 13A under the Exchange Act and will be required to file annual reports on Form 10K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD LOOKING STATEMENTS

This registration statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified through the inclusion of words such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions. All statements addressing our future operating performance, and statements addressing events and developments that we expect or anticipate will occur in the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon currently available information, operating plans, and projections about future events and trends. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted or expressed in this registration statement. These risks and uncertainties include those set forth under the heading “Risk Factors” and elsewhere in this registration statement. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Unless the context requires otherwise, references in this registration statement to “our company,” “our,” “us,” “we” and similar terms refer to VETANOVA INC.

VETANOVA and the VETANOVA logo design are our trademarks. For convenience, these trademarks appear in this registration statement without ™ symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks. [This registration statement also includes trademarks, tradenames and service marks owned by other organizations.]

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

The Company was incorporated in the State of Delaware on May 31, 2000 under the name of Yukon Gold Corporation, Inc. The Company became publicly traded on December 9, 2004. On December 21, 2010 the Company was reincorporated in the State of Nevada and on July 31, 2011 the Company identified itself as a shell company on OTC Markets. The Company terminated SEC reporting requirements on September 14, 2011. On June 27, 2018, the Company conducted a 1,000 for 1 reverse split whereby 492,598,301 common shares became 626,989 shares outstanding with 501 shareholders. On July 5, 2018, John McKowen (‘McKowen”), purchased a control block of 440,000 common shares of the Company and appointed himself as the sole board member and Chief Executive Officer of the Company.

In 2020, McKowen began restructuring the Company such that the Company would be majority owned by the members of VitaNova Partners, LLC (“VitaNova”) and become an SEC fully reporting company whose shares will initially be traded on the OTC Markets Pink Sheets, symbol VTNA. As part of the restructuring, the Company issued 56,052,837 to VitaNova and 29,369,230 to McKowen, which is proportional to McKowen’s ownership of VitaNova. McKowen was also issued 58,738,460 shares that are subject to repurchase by VetaNova for a price of $0.0001 per share, if certain performance metrics are not satisfied.

The Company is currently conducting a private placement and has recently raised $351,092 by issuing 35,109,200 common shares along with 35,109,200 2-year warrants exercisable at $0.20 per share. VitaNova and Mr. McKowen are considered affiliates and Control Entities of the Company. The Company currently has no independent directors. Both VitaNova and the Company have common board members, McKowen and Louise Lowe. Louise Lowe is McKowen’s sister and has worked as McKowen’s assistant for over five years. McKowen is the CEO of both companies. The Company expects Louise Lowe to resign and independent directors elected after the completion of the Company’s current private placement and the purchase of Directors and Officers insurance.

The Company is focused on identifying and purchasing or leasing distressed real estate assets, which can be rehabilitated, refurbished and upgraded and leased or subleased to tenants at an improved rental rate. As part of the upgrading of the distressed assets, the Company intends to apply for government financing programs that are available, such as programs for renewable energy, rural economic development and water conservation. The Company expects to lease 157 acres in Pueblo County, Colorado from VitaNova and release the assets to established profitable tenants. If the Company leases a property, it generally expects to sub lease the property with an option to buy. At present, we are focused on the Colorado market. Our principal business objective is to maximize shareholder value through cash flows from increased rents and potential long-term appreciation of the value of our properties. Our primary strategy to achieve our business objective is to acquire and own a portfolio of properties.

Item 1A. Risk Factors.

The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to the Company and the Company’s management or currently deem immaterial may also have a material adverse effect on the Company’s business, financial condition, results of operations, prospects and/or its share price. As used herein, references to “we,” “us” and “our” are intended to refer to the Company and management.

In addition to reviewing other information in this information statement, you should carefully consider the following risk factors when evaluating us.

Risks Relating to Our Financial Condition

If our business plans are not successful, we may not be able to continue operations as a going concern and our shareholders may lose their entire investment in us.

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We need to incur additional debt or issue equity in order to fund working capital requirements and to make real estate acquisitions and other investments. We cannot assure you that debt or equity financing will be available to us on acceptable terms or at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business.

If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued may have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation, and the terms of the debt securities may impose restrictions on our operations. If we raise funds through the issuance of equity, the issuance would dilute your ownership interest.

Risks Relating to Our Business

Our limited operating history makes it difficult for investors to evaluate our business.

Thus, there is a very limited operating history upon which an evaluation of our business and prospects can be based. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly changing markets, such is ours.

We are in the process of identifying distressed properties to purchase, rehabilitate and lease to tenants. As we acquire properties to lease, we will be dependent on a small number of tenants for the Company’s revenue. Further there is no guarantee that we can acquire additional properties or tenants.

We expect to acquire real estate properties, “as is” with only limited representation and warranties from the property seller regarding matters affecting the condition, use and ownership of the property. There may also be environmental conditions associated with properties we acquire of which we are unaware despite our diligence efforts. If environmental contamination exists on properties we acquire or develop after acquisition, we could become subject to liability for the contamination. As a result, if defects in the property (including any building on the property) or other matters adversely affecting the property are discovered, including but not limited to environmental matters, we may not be able to pursue a claim for any or all of the damages against the property seller. Such a situation could harm our business, financial condition, liquidity and results of operations.

We expect to acquire real estate assets, which we intend to finance primarily through newly issued equity or debt. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. If we are unable to obtain capital on terms and conditions, we find acceptable, we will likely have to reduce the number of properties we purchase.

We face significant risks associated with the development and redevelopment of the properties we acquire. Development and redevelopment entail risks that could adversely impact our financial position and results of operations including:

●	construction costs, which may exceed our estimates due to increases in materials, labor or other costs, which could make the project less profitable and require us to commit additional funds to complete the project;
●	permitting or construction delays, which may result in increased project costs, as well as deferred revenue;
●	unavailability of raw materials when needed, which may result in project delays, stoppages or interruptions, which could make the project less profitable;
●	health and safety incidents and accidents;
●	poor performance or nonperformance with any of our contractors, subcontractors or other third parties on whom we rely;
●	unforeseen engineering, environmental or geological problems, which may result in delays or increased costs;
●	labor stoppages, slowdowns or interruptions;
●	liabilities, expenses or project delays, stoppages or interruptions as a result of challenges by third parties in legal proceedings; and weather-related and geological interference, including hurricanes, earthquakes, landslides, floods, drought, wildfires and other events, which may result in delays or increased costs.

Risks Related to Our Common Stock

To finance our planned operations, we may sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our pre-financing shareholders. We may also issue stock to acquire assets or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced.

Because we do not anticipate paying any dividends in the near future, investors in our common stock probably will not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock. Thus, it is likely that investor profits, if any, will be limited for the near future.

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The market prices for our common stock may be volatile. In addition, the trading volume may fluctuate, resulting in significant price variations. Some of the factors that could negatively affect the share price or results in fluctuations in the price or trading volume of our common stock include:

●	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects:
●	changes in government policies, regulations or laws;
●	the performance of our current property and additional properties we acquire;
●	our ability to make acquisitions on preferrable terms or at all;
●	equity issuances by us or share resales by our stockholders, or the perception that such issuances or resales may occur;
●	actual or anticipated accounting problems;
●	changes in market values of similar companies;
●	adverse market reaction to any increased indebtedness we may incur in the future;
●	interest rate changes;
●	additions to or departures of our senior management team;
●	speculation in the press or negative press in general; and
●	market and economic conditions generally, including the current state of the credit and capital markets and the market and economic conditions.

Our common stock trades on the OTC Bulletin Board, which may make it more difficult for you to resell shares when you want at prices you find attractive.

Our common shares trade on the OTC Bulletin Board, which is an electronic quotation medium used by subscribing broker-dealers to reflect dealer quotations on a real-time basis. This over-the-counter market provides significantly less liquidity and regulatory oversight than the Nasdaq Stock Market. Securities that are thinly traded on the OTC Bulletin Board often experience a significant spread between the market maker’s bid and asked prices. Therefore, prices for actual transactions in securities traded on the OTC Bulletin Board may be difficult to obtain and holders of our common stock may be unable to resell their shares when they want at prices, they find attractive.

Shares that are eligible for future sale may have an adverse effect on the price of our common stock.

The regulation of penny stocks by SEC and FINRA may discourage the tradability of Common Stock.

We are classified as a “penny stock” company. The Common Stock currently trades on the OTC Market and is subject to an SEC rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 (not including the principal residence) or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker- dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that may develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the SEC has adopted a number of rules to regulate “penny stocks,” including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7 and 15g-9 under the Exchange Act. Our Common Stock constitutes a “penny stock” within the meaning of these rules, and these rules imposes additional regulatory burdens that may affect the ability of holders to sell Common Stock in any market that may develop.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse, including:

●	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
●	“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
●	wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, causing investor losses.

We generally are not in a position to dictate the behavior of the market or of broker-dealers who participate in the market.

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Penny Stock Regulation

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities listed on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for Common Stock, and investors therefore may find it more difficult to sell their Common Stock.

Rule 144 promulgated under the Securities Exchange Act of 1934, as amended (the “Securities Act”) is not available as an exemption from registration for the re-sale of the Company’s Shares by its shareholders. Consequently, holders of restricted shares of the Company may be unable to re-sell their shares or deposit shares with a legend in brokerage account. The Company has plans to register the re-sale of its Shares but may not be able to complete the filing of a registration statement.

Item 2. Financial Information.

See the financial statements annexed to this Registration Statement, which financial statements are incorporated herein by reference.

Item 3. Properties.

The Company does not own or lease corporate offices. Communications are conducted primarily through the internet using cyber meeting applications. Corporate records are maintained at the Company CEO’s and Secretary’s home offices.

On July 1, 2020, the Company signed a five-year lease for a 158 irrigated acre farm, located at 2083 County Road 104, Walsenburg, Colorado 81089. The lease rate is $5,250 per month and is renewable for another five years at the sole option of the Company.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information with respect to the beneficial ownership of VetaNova outstanding common stock by:

●	each person who is known by us to be the beneficial owner of 5 percent or more of our common stock
●	our chief executive officer, our other executive officers, and each director as identified in the “Management-Executive Compensation” section below; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of this information statement into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of any other person.

To the extent our directors and officers owned shares of the Company common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of the Company common stock.

The information below is based on the number of shares of the Company common stock issued to each person with 5% ownership.

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DIRECTORS AND EXECUTIVE OFFICERS AND FIVE PERCENT HOLDER’S OWNERSHIP

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Beneficial Ownership
John R. McKowen 335 A Josephine St. Denver, CO 80206	88,107,690	48%
Louise Lowe 17004 E. Bates Ave. Aurora, CO 80013	3,019,455	1.65%

Item 5. Directors and Executive Officers.

Our executive officers and directors, and their ages and positions as of November 15, 2020, are set forth below:

Name	Age	Title
John R. McKowen	70	Chair of the Board, Chief Executive Officer, President and Treasurer
Louise Lowe	68	Director and Secretary

John R. McKowen was appointed as Chairman of the Board and became our Chief Executive Officer in June 2018 and became our President and Treasurer in July 2020. Prior to joining us, Mr. McKowen served as the Chief Executive Officer and President of GrowCo Inc., a builder of greenhouses, from May 2014 to May 2016 and again from October 2017 till the present and as the Chief Executive Officer and Chairman of the Board of Directors of Two Rivers Waters and Farming Company from November 2009 to May 2016.

Louise Lowe has been a member of the board of directors since July 2020 and our Secretary since September 2020.

Item 6. Executive and Director Compensation.

Executive Compensation

We did not pay any compensation for 2019 and 2018 to our Chief Executive Officer, President and Treasurer, who was our sole executive officer during 2019.

Base Salary

The annual base salary for John R. McKowen has been $0.00 in 2020. Mr. McKowen has not received a base salary.

Incentive Compensation

We do not have any established policy with regard to equity incentive bonuses for our executive officers. The board of directors may decide to pay equity incentive bonuses to compensate executive officers for the achievement of specific business objectives, profitability, and individual performance and objectives established by the board or its compensation committee.

Equity Plans

The Company doesn’t currently have any adopted Equity Plans.

Director Compensation

We do not have any established policy with regard to cash or equity-based compensation of non-employee members of the board.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

On December 3, 2020 John R. McKowen purchased 88,107, 690 Shares of Common Stock of the Company and Louise Lowe purchased 3,019,455 shares of Common Stock of the Company. Mr. McKowen’s and Mrs. Lowe’s Common Stock are subject to 50% of each holder’s restricted shares are subject to repurchase by VetaNova for a price of $0.0001 per share if the Warrant Performance Metric is not satisfied, and the other 50% are subject to repurchase at such price if the Secondary Performance Metric is not satisfied.

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As used above, the “Warrant Performance Metric” will be satisfied if Warrants issued in Company’s 2020 Private Placement are exercised to acquire at least 42,140,266 shares of Common Stock; and the “Secondary Performance Metric” will be satisfied if, prior to December 31, 2021, VetaNova completes a public offering of shares of Common Stock registered under the Securities Act of 1933 in which VetaNova receives gross proceeds of at least $15,000,000.

For purposes of federal securities laws, Mr. McKowen is deemed to beneficially own 56,052,837 purchased by VitaNova because of his ability to control VitaNova, as an officer and member of VitaNova.

On July 15, 2020, the Company and VitaNova entered into a consulting agreement whereby VitaNova would provide management services until the current private placement offering is completed and the shareholders of the Company can properly elect an independent board of directors and appoint Company officers. VitaNova is paid $456,000 annually for its management services. Payments are made in 12 monthly installments of $38,000. The consulting agreement was amended on September 15, 2020 to commence payments on October 1, 2020. On December 15, 2020 the consulting agreement was further amended to reduce payments to $19,000 a month effective January 1, 2021.

Issuance of the Company Shares to Consultants

We have not issued any shares to Consultants

Director Independence

Our Company has no independent directors. On July 15, 2020, the Company and VitaNova entered into a consulting agreement whereby VitaNova would provide management services until the current private placement offering is completed and the shareholders of the Company can properly elect an independent board of directors and appoint Company officers.

Item 8. Legal Proceedings.

We may from time to time, be a party to legal proceedings, which arise in the ordinary course of our business. We are not aware of any pending or threatened litigation that, if resolved against us, would have a material adverse effect on our financial position, results of operation or cash flows.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is quoted on the Pink Open Market of the OTC Market Group under the symbol “VTNA”. Because the common stock is not traded on an exchange, it may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if it were listed on a national securities exchange. The following table sets forth, for the periods indicated, the high and low closing sales price of our common stock as provided by OTC Markets Group Inc. on its website www.otcmarkets.com. These prices reflect inter-dealer prices, without retain mark-up or commission, and may not represent actual transactions.

Period (Quarter Ended)	High	Low
December 31, 2020	$0.29	$0.0017
September 30, 2020	0.31	0.11
June 30, 2020	0.15	0.12
March 31, 2020	0.58	0.12

December 31, 2019	0.58	0.10
September 30, 2019	0.60	0.30
June 30, 2019	0.65	0.31
March 31, 2019	0.99	0.65

December 31, 2018	1.30	0.99
September 30, 2018	4.75	0.55
June 30, 2018	107.50	10.00
March 31, 2018	79.90	40.00

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Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share.

Holders

As of January 15, 2021, there were outstanding 186,991,576 shares of common stock held by 532 stockholders of record. The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but hold their shares in street name by brokers and other nominees. The number of holders of record also does not include stockholders that may hold shares in trust or by other entities.

Dividends

We have never paid nor declared any cash dividends on our common stock to date, and do not anticipate paying such cash dividends in the foreseeable future. Whether we declare and pay dividends is determined by the board of directors at its discretion, subject to certain limitations imposed under Nevada corporate law. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by the board.

For more information, please see “Item 6. Executive Compensation—Executive Compensation—Equity Plans” above.

Item 10. Recent Sales of Unregistered Securities.

There have been the following sales of equity during the year ended December 31, 2020:

●	35,109,194 shares issued for $351,092, and
●	35,109,194 warrants to purchase shares at $0.20 per share expiring September 22, 2022 unless subject to an accelerated expiration, and
●	95,642,555 shares issued to management, of which some shares are subject to clawback, and
●	55,612,837 shares issued to VitaNova Partners, LLC

Item 11. Description of Registrant’s Securities to be Registered.

General

This section of the registration statement describes the material terms and provisions of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes, or NRS.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share. As of January 15, 2021, there were outstanding:

●	186,991,595 shares of common stock held by 532 stockholders of record, of which 186,901,400 shares are restricted and of these shares, 91,127,145 shares are subject to vesting upon compliance with performance-based metrics;
●	warrants to acquire 35,109,194 shares of common stock, all of were exercisable at an exercise price of $0.20 per share; and
●	no options or other equity awards to acquire common stock were outstanding.

The actual number of stockholders is greater than the number of record holders and includes stockholders who are beneficial owners but hold their shares in street name by brokers and other nominees. The number of holders of record also does not include stockholders that may hold shares in trust or by other entities.

The number of authorized shares common stock may be increased and altered from time to time in the manner prescribed by the NRS, upon the vote of at least a majority of the shares entitled to vote on the matter.

Holders of common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of common stock are entitled to receive dividends as may be legally declared from time to time by the board of directors, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities and amounts owed with respect to any preferred stock or other senior securities. Declaration of dividends on common stock is subject to the discretion of the board and will depend upon a number of factors, including our future earnings, capital requirements, financial condition, and/or restrictions, if any, imposed by debt instruments or senior securities. We have not declared dividends on common stock in the past and we currently anticipate that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

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The holders of common stock have no preemptive or subscription rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. Under our corporate documents and the NRS, the election of directors requires a plurality of the votes cast by holders of our outstanding common stock at the annual meeting while other fundamental corporate actions, such as mergers and sales of substantial assets, or amendments of our articles of incorporation require the approval of the holders of a majority of our outstanding common stock.

Transactions with Interested Persons

Under the NRS, a transaction with our company (a) in which one or more of our directors or officers have a direct or indirect interest or (b) involving another corporation, firm or association in which one or more of our directors or officers are directors or officers of, or have a financial interest in, the corporation firm or association is not void or voidable solely because of any director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

●	the fact of the common directorship, office or financial interest is known to the board or a committee of the board, and a majority of disinterested directors on the board (or its committee) authorized, approved or ratified the transaction;
●	the fact of the common directorship, office or financial interest is known to the stockholders, and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction;
●	the fact of the common directorship, office or financial interest is not known to such director or officer at the time the transaction is brought to the board for action; or
●	the transaction was fair to our company at the time it is authorized or approved.

Control Share Acquisition Provisions

The NRS precludes an acquirer of shares of our common stock who crosses one of three ownership thresholds — 20%, 33⅓% or 50% — from obtaining voting rights with respect to those shares unless the disinterested holders of a majority of the shares of common stock held by disinterested stockholders vote to accord voting power to those shares. The NRS permits a corporation to opt out of the application of these control share acquisition provisions by so providing in its articles of incorporation or bylaws. We have not opted out of the application of these control share acquisition provisions in our articles of incorporation or bylaws.

Combinations with Interested Stockholders

Under the NRS, except under certain circumstances we are not permitted to engage in a business combination with any “interested stockholder” for a period of two years following the date such stockholder became an interested stockholder. An “interested stockholder” is a person or entity who owns 10% or more of the outstanding shares of our common stock. The NRS permits a corporation to opt out of the application of these business combination provisions by so providing in its articles of incorporation. We have not opted out of the application of these business combination provisions in our articles of incorporation.

Transfer Agent

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc, whose address is 200 Memorial Parkway, Atlantic Highlands, NJ, 07716. Phone: +1 (732) 872-2727.

Item 12. Indemnification of Directors and Officers.

Limitations on Liability in Our Bylaws

For the following purposes, the term “proper person” is defined in our bylaws to mean any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding by reason of the fact that she is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan.

Our bylaws provide that we will indemnify any proper person who is determined by the board of directors, by a majority vote of those present at a meeting at which a quorum consisting of directors not party to the relevant proceeding, that the proper person conducted herself or himself in good faith and (a) in the case of conduct in an official capacity with our company, reasonably believed her or his conduct was in our company’s best interests (b) in any other case except for a criminal proceeding, reasonably believed her or his conduct was at least not opposed to our company’s best interests, or (c) in the case of a criminal proceeding, had no reasonable cause to believe her or his conduct was unlawful. A proper person will be deemed to be acting in an official capacity with our company while acting as a director, officer, employee or agent on behalf of our company and not while acting on our company’s behalf for some other entity.

11

We agree to indemnify any proper person who was wholly successful on the merits or otherwise in defense of any action, suit or proceeding as to which the proper person was entitled to indemnification, as set forth above, against expenses, including attorneys’ fees, reasonably incurred by the proper person in connection with the proceeding without the necessity of any action by our company other than the determination in good faith that the defense has been wholly successful.

We may pay reasonable expenses, including attorneys’ fees, incurred in defending an action, suit or proceeding as described above to any proper person in advance of the final disposition of the action, suit or proceeding upon receipt of (a) a written affirmation of the proper person’s good faith belief that the proper person has met the standards of conduct prescribed in our bylaws, (b) a written undertaking, executed personally or on the proper person’s behalf, to repay the advances if it is ultimately determined that she did not meet the prescribed standards of conduct, and (c) a determination is made by a quorum of the board as described above that the facts as then known would not preclude indemnification.

Our bylaws do not limit our authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been a named defendant or respondent in the proceeding.

Indemnification under the NRS

The NRS provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed actions, suits or proceedings in which the person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The NRS also provides that indemnification pursuant to terms of the NRS is not exclusive of other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. We may enter into indemnification agreements with each of our directors and officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our bylaws and to provide additional procedural protections.

The NRS provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to a corporation, its stockholders or its creditors for any damages as a result of any act or failure to act in her capacity as a director or officer unless the presumption established by the NRS has been rebutted and it is proven that (a) the director’s or officer’s act or failure to act constituted a breach of her fiduciary duties as a director or officer and (b) such breach involved intentional misconduct, fraud or a knowing violation of law. Our articles of incorporation do not provide for any greater liability than provided for in the NRS.

Item 13. Financial Statements and Supplementary Data.

See the financial statements annexed to this Registration Statement, which financial statements are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On October 16, 2020, the board of directors approved the appointment of BF Borgers CPA PC, or BF Borgers, as our new independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal years ending December 31, 2020, 2019 and 2018. The appointment of BF Borgers was effective immediately.

During the fiscal years ended December 31, 2019 and 2018 and in the subsequent interim periods through September 30, 2020, neither we nor anyone on our behalf consulted with BF Borgers with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by BF Borgers that was an important factor that we considered in reaching a decision as to any accounting, auditing or financial reporting issue or (b) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation SK of the Securities and Exchange Commission and the related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation SK).

There are not and have not been any disagreements between us and our independent accountants on any matter of accounting principles, practices or financial statement disclosure.

12

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

See the financial statements annexed to this Registration Statement, which financial statements are incorporated herein by reference.

(b) Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation of VETANOVA INC
3.2	Certificate of Amendment dated June 11, 2018
3.3	Certificate of Amendment dated June 21, 2018
3.4	Amended and Restated Bylaws of VETANOVA INC
4.1	Form of Warrant
10.4	Securities Purchase Agreement dated as of September 28, 2020 between VETANOVA INC and the several investors listed therein

13

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VETANOVA INC - Registrant

Date:	February 01, 2021	By:	/s/ John McKowen
John McKowen, Chief Executive Officer

14

EXHIBIT F

VETANOVA INC FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of VETANOVA INC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of VETANOVA INC as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC
BF Borgers CPA PC

We have served as the Company’s auditor since 2020

Lakewood, CO

February 01, 2021

F-2

VETANOVA INC

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2018 AND DECEMBER 31, 2019

Condensed Balance Sheets

	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$-	$-
Short term investments	-	-
Prepaid expenses	734	734
Other current assets	-	-
Total Current Assets	734	734

Long Term Assets
Property, equipment and software, net	-	-
Intangible assets	-	-
Other long term assets	-	-
Total Long Term Assets	-	-
TOTAL ASSETS	$734	$734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$10,729	$8,729
Accrued liabilities	-	-
Current portion of notes payable	-	-
Related party - VitaNova Partners LLC	6,514	3,999
Other current liabilities	-	-
Total Current Liabilities	17,243	12,728
Notes Payable, net of current portion	-	-
TOTAL LIABILITIES	17,243	12,728
Commitments & Contingencies (Notes 4,6 )
Stockholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 626,989 shares issued and outstanding at December 31, 2019 and December 31, 2018	49,260	49,260
Additional paid-in capital	(49,260)	(49,260)
Accumulated (deficit)	(16,509)	(11,994)
TOTAL STOCKHOLDERS’ EQUITY	(16,509)	(11,994)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$734	$734

The accompanying notes to condensed financial statements are an integral part of these statements.

F-3

VETANOVA INC

Condensed Statement of Operations

	Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018
Revenue	$-	$-
Direct cost of revenue	-	-
Gross Margin	-	-
Operating Expenses
General and administrative	4,515	7,194
Depreciation and amortization	-	-
Research and development	-	-
Total Operating Expenses	4,515	7,194
Profit (Loss) from Operations	(4,515)	(7,194)
Other Income (Expense)
Interest	-	-
Other	-	-
Total Other Income (Expense)	-	-
Net Profit (Loss) Before Taxes	(4,515)	(7,194)
Income Tax (Provision) Benefit	-	-
Net Profit (Loss)	$(4,515)	$(7,194)

(Loss) per Common Share - Basic	$(0.00)	$(0.00)
(Loss) per Common Share - Dilutive	$(0.00)	$(0.00)
Weighted Average Shares Outstanding:
Basic	626,989	239,195,803
Dilutive	626,989	239,195,803

The accompanying notes to condensed financial statements are an integral part of these statements.

F-4

VETANOVA INC

Condensed Statement of Cash Flows

Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018
Cash Flows from Operating Activities:
Net Loss	$(4,515)	$(7,194)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation & amortization	-	-
Other	-	-
Net change in operating assets and liabilities:
(Increase) in prepaid expenses	-	(734)
Increase in related party payable	2,515	3,999
Increase in accounts payable	2,000	3,929
Net Cash Used in Operating Activities	-	-
Cash Flows from Investing Activities	-	-
Cash Flows from Financing Activities	-	-
Net Change in Cash & Cash Equivalents	-	-
Beginning Cash & Cash Equivalents	-	-
Ending Cash & Cash Equivalents	$-	$-

The accompanying notes to condensed financial statements are an integral part of these statements.

F-5

VETANOVA INC

Statement of Changes in Stockholders’ Equity

	Common Stock		Additional	Accumulated	Stockholders’
	Shares (000s)	Amount	Paid In Capital	(Deficit)	Equity
Balances, December 31, 2017	492,598	$49,260	$(49,260)	$(4,800)	$(4,800)
Net (Loss)	-	-	-	(7,194)	(7,194)
Reverse Split	(491,971)	-	-	-	-
Balances, December 31, 2018	627	49,260	(49,260)	(11,994)	(11,994)
Net (Loss)	-	-	-	(4,515)	(4,515)
Balances, December 31, 2019	627	$49,260	$(49,260)	$(16,509)	$(16,509)

The accompanying notes to condensed financial statements are an integral part of these statements.

F-6

VETANOVA INC

Notes to Condensed Financial Statements

For the Years ended December 31, 2019 and December 31, 2018

Note 1 – Organization and Business

VETANOVA INC (“the Company”) was incorporated in the State of Delaware on May 31, 2000 under the name of Yukon Gold Corporation, Inc. The Company became publicly traded on December 9, 2004. On December 21, 2010 the Company was reincorporated in the State of Nevada and on July 31, 2011, the Company identified itself as a shell company on OTC Markets. The Company terminated SEC reporting requirements on September 14, 2011. On June 27, 2018, the Company conducted a 1,000 for 1 reverse split whereby 492,598,351 common shares became 626,789 shares outstanding with 501 shareholders. On July 5, 2018, John McKowen (“McKowen”), purchased a control block of 440,000 common shares of the Company and appointed himself as the sole board member and Chief Executive Officer of the Company.

In 2020, McKowen began restructuring the Company such that the Company would be majority owned by the members of VitaNova Partners, LLC (“VitaNova”) and become an SEC fully reporting company whose shares will initially be traded on the OTC Markets Pink Sheets, symbol VTNA. The name of the Company was formally changed on June 22, 2018 to VETANOVA INC. As part of the restructuring, the Company issued 56,052,837 to VitaNova and 29,369,230 to McKowen, which is proportional to McKowen’s ownership of VitaNova. McKowen was also issued 58,738,460 shares that are subject to repurchase by VetaNova for a price of $0.0001 per share, if certain performance metrics are not satisfied.

The Company is currently conducting a private placement and has raised $351,092 by issuing 35,109,200 common shares along with 35,109,200 2-year warrants exercisable at $0.20 per share. VitaNova and Mr. McKowen are considered affiliates and Control Entities of the Company. The Company currently has no independent directors. Both VitaNova and the Company have common board members, McKowen and Louise Lowe. Louise Lowe is McKowen’s sister and has worked as McKowen’s assistant for over five years. McKowen is the CEO of both companies. The Company expects Louise Lowe to resign and independent directors elected after the completion of the Company’s current private placement and the purchase of Directors and Officers insurance.

The Company is focused on identifying and purchasing or leasing distressed real estate assets, which can be rehabilitated, refurbished and upgraded and leased or subleased to tenants at an improved rental rate. As part of the upgrading of the distressed assets, the Company intends to apply for government financing programs that are available, such as programs for renewable energy, rural economic development and water conservation. The Company has leased approximately 158 irrigated acres in Huerfano County, Colorado. Further, the Company expects to initially lease 157 acres in Pueblo County, Colorado from VitaNova and release the assets to established profitable tenants. If the Company leases a property, it generally expects to sub lease the property with an option to buy. At present, we are focused on the Colorado market. Our principal business objective is to maximize shareholder value through cash flows from increased rents and potential long-term appreciation of the value of our properties. Our primary strategy to achieve our business objective is to acquire and own a portfolio of properties.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, VETANOVA considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments. During the years ended December 31, 2018 and December 31, 2019 the Company did not maintain its own bank account. Bank transactions were entered through an account owned and operated by VitaNova Partners. Management plans to open a separate account for VETANOVA; however, stringent banking laws are making even a hemp-only-based business difficult to open.

F-7

Related Party – VitaNova Partners, LLC

VitaNova Partners owns approximately 70.2% of VETANOVA. Further, VETANOVA has two directors that are also managing members of VitaNova Partners. VETANOVA’s Chief Executive Officer and Secretary are the same people as the Chief Executive Officer and Secretary of VitaNova Partners.

VitaNova Partners controls the bank account used by VETANOVA. All bank transactions are from this controlled account. VitaNova Partners have been paying expenses for VETANOVA and is recognized as a liability from VETANOVA to VitaNova Partners on VETANOVA’s balance sheet.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2019, and December 31, 2018, no accrued interest or penalties are included on the related tax liability line in the balance sheet and no deferred tax asset is recognized.

Net Income (Loss) per Share

Basic net (loss) per share is computed by dividing net income (loss) attributed to VETANOVA available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

As of December 31, 2019, and December 31, 2018, there were no dilutive effect since there were no warrants or options outstanding.

Note 3 – Equity Transactions

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001. The total issued common stock as of December 31, 2019 and December 31, 2018 was 626,789 shares.

During the years ended December 31, 2019 and December 31, 2018 there we no equity transactions, except for the reverse stock split that occurred on June 27, 2018.

Note 4 – Income Taxes

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which significantly changed U.S. tax law. The Act lowered the Company’s U.S. statutory federal income tax rate from 35% to 21% effective January 1, 2018, while also imposing a deemed repatriation tax on previously deferred foreign income. The Act also created a new minimum tax on certain future foreign earnings. The impact of the Act had no material impact on the Company’s tax liability and deferrals.

F-8

We record tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2019, and 2018 we have not recorded any uncertain tax positions in our financial statements. The Company has not filed tax returns for the years ended December 31, 2019 and December 31, 2018. Prior to January 31, 2018, there was no financial or taxable transactions since 2011, so the company does not anticipate any material penalties.

Book loss reconciliation to estimated taxable income is as follows:

	2019	2018
Book loss	$(4,515)	$(7,194)
Tax adjustments:
None	-	-
Estimate of taxable income	$(4,515)	$(7,194)

The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred. At December 31, 2019 and December 31, 2018, we had no unrecognized tax benefits in income tax expense.

The components of the deferred tax asset are as follows:

	2019	2018
Current deferred tax asset
Net operating loss carryforwards	$(16,509)	$(11,994)
Other adjustments:
None	-	-
Total cumulative deferred tax asset	(16,509)	(11,994)
Valuation allowance	16,509	11,994
Effective income tax asset	$-	$-

Income tax provision is summarized below (in thousands):

	2019	2018
Income tax provision:
Current benefit (expense)
Federal	$-	$-
State	-	-
Total current	-	-
Deferred benefit (expense)
Federal	1,368	2,519
State	326	600
Total deferred	1,694	3,119
Less: Valuation allowance	(1,694)	(3,119)
Total	$-	$-

Effective and stated tax rate:
Federal	21%
State	5%
Total	26%

F-9

For the years ended December 31, 2019 and December 31, 2018, the deferred tax asset of $16,509 and $11,994, respectively, has a valuation allowance of $16,509 and $11,994, respectively, since management has determined the tax benefit cannot be reasonably assured of being used in the near future. The net operating loss carryforward, if not used, will begin to expire in 2045, and is severely restricted as per the Internal Revenue Code if there is a change in ownership.

Note 5 – Commitments and Contingencies

On July 1, 2020 the Company entered into a 5-year lease agreement with Two Rivers Water & Farming Company (“Two Rivers”) whereby the Company leased 158 irrigated acres in Huerfano County, Colorado. The lease includes use of the irrigation equipment and infrastructure and water rights. The lease is $5,250 per month. The Company, at its sole discretion, can terminate this lease if after six months from July 1, 2020, the Company is unable to obtain necessary licenses and permits from state or local authorities.

Note 6 – Related Party Transactions

VitaNova Partners, which owns approximately 70.2% of VETANOVA, is providing management, including financial oversight, of VETANOVA. As of December 31, 2019, VitaNova Partners has advanced $6,514 to the Company.

On December xx, 2020, the Company issued 55,612,837 of the Company’s common shares to VitaNova Partners, LLC.

Note 7 – Subsequent Events

On June 19, 2020, VitaNova Partners, LLC acquired 440,000 VETANOVA common shares out of a total of 626,989 representing an approximate 70.2% ownership by VitaNova Partners.

On July 1, 2020 the Company entered into a 5-year lease agreement with Two Rivers whereby the Company leased 158 irrigated acres in Huerfano County, Colorado.

During the quarter ending September 30, 2020, the Company raised $161,684.50 in additional capital through the issuance of 16,168,450 of the Company’s common shares along with 16,168,450, 2-year, warrants exercisable at $0.20 per share. Between October 1, 2020 and October 21, 2020, the Company raised $189,408.00 in additional capital through the issuance of 18,940,800 of the Company’s common shares along with 18,940,800, 2-year, warrants exercisable at $0.20 per share.

On June 19, 2020, the Company issued 8,118,854 of the Company’s common shares to key executives and board members, and 55,612,837 of the Company’s common shares to VitaNova Partners, LLC. Additionally, on June 19, 2020, the Company issued, with performance restrictions, 60,751,430 of the Company’s common shares.

F-10

VETANOVA INC

Condensed Balance Sheets

	As of
	September 30, 2020	December 31, 2019
	(Unaudited)	(Derived from Audit)
ASSETS
Current Assets
Trust account funds	$131,543	$-
Short term investments	-	-
Receivables - Related Party	17,412	-
Prepaid expenses	134	734
Other current assets	-	-
Total Current Assets	149,089	734
Long Term Assets
Property, equipment and software, net	-	-
Total Long Term Assets	-	-
TOTAL ASSETS	$149,089	$734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,300	$10,729
Accrued liabilities	-	-
Related party - VitaNova Partners LLC	-	6,514
Total Current Liabilities	2,300	17,243
Total Long-term Liabilities	-	-
TOTAL LIABILITIES	2,300	17,243
Commitments & Contingencies (Note 4)
Stockholders’ Equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 16,795,474 shares issued and outstanding as of September 30, 2020 and 626,989 shares issued and outstanding at December 31, 2019	50,877	49,260
Additional paid-in capital	125,452	(49,260)
Accumulated (deficit)	(29,540)	(16,509)
TOTAL STOCKHOLDERS’ EQUITY	146,789	(16,509)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$146,089	$734

The accompanying notes to condensed financial statements are an integral part of these statements.

F-11

VETANOVA INC

Condensed Statement of Operations

	Nine Months Ended
	Sep 30, 2020	Sep 30, 2019
Revenue	$7,875	$-
Direct cost of revenue	-	-
Gross Margin	7,875	-
Operating Expenses
General and administrative	20,906	5,115
Depreciation and amortization	-	-
Total Operating Expenses	20,906	5,115
Profit (Loss) from Operations	(13,031)	(5,115)
Other Income (Expense)
Interest	-	-
Other	-	-
Total Other Income (Expense)	-	-
Net Profit (Loss) Before Taxes	(13,031)	(5,115)
Income Tax (Provision) Benefit	-	-
Net Profit (Loss)	$(13,031)	$(5,115)

(Loss) per Common Share - Basic	$(0.02)	$(0.01)
(Loss) per Common Share - Dilutive	$(0.02)	$(0.01)
Weighted Average Shares Outstanding:
Basic	724,943	626,989
Dilutive	724,943	626,989

The accompanying notes to condensed financial statements are an integral part of these statements.

F-12

VETANOVA INC

Condensed Statement of Cash Flows

	Nine Months Ended
	Sept 30, 2020	Sep 30, 2019
Cash Flows from Operating Activities:
Net Loss	$(13,031)	$(5,115)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation & amortization	-	-
Other	-	-
Net change in operating assets and liabilities:
Decrease in prepaid expenses	600	-
Increase in related party receivable	(17,412)	-
(Decrease) Increase in related party payable	(6,514)	3,715
Increase in accounts payable	(8,429)	1,400
Net Cash Used in Operating Activities	(44,786)	-
Cash Flows from Investing Activities	-	-
Cash Flows from Financing Activities
Sale of VETANOVA Units	161,685	-
Issuance of warrants	14,644	-
Net Cash Provided from Financing Activities	176,329
Net Change in Cash & Cash Equivalents	131,543	-
Beginning Cash & Cash Equivalents	-	-
Ending Cash & Cash Equivalents	$131,543	$-

The accompanying notes to condensed financial statements are an integral part of these statements.

F-13

VETANOVA INC

Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid	Accumulated	Stockholders’
	Shares (000s)	Amount	In Capital	(Deficit)	Equity
Balances, December 31, 2019	627	$49,260	$(49,260)	$(16,509)	(16,509)
Net (Loss)	-	-	-	(13,031)	(13,031)
Warrants issued	-	-	14,644	-	14,644
Private placement	16,168	1,617	160,068	-	161,685
Balances, September 30, 2020	16,795	$50,877	$125,452	$(29,540)	$146,789

The accompanying notes to condensed financial statements are an integral part of these statements.

F-14

VETANOVA INC

Notes to Condensed Financial Statements

For the Nine Months ended September 30, 2020 and September 30, 2019

Note 1 – Organization and Business

VETANOVA INC (“the Company”) was incorporated in the State of Delaware on May 31, 2000 under the name of Yukon Gold Corporation, Inc. The Company became publicly traded on December 9, 2004. On December 21, 2010 the Company was reincorporated in the State of Nevada and on July 31, 2011, the Company identified itself as a shell company on OTC Markets. The Company terminated SEC reporting requirements on September 14, 2011. On June 27, 2018, the Company conducted a 1,000 for 1 reverse split whereby 492,598,351 common shares became 626,789 shares outstanding with 501 shareholders. On July 5, 2018, John McKowen (“McKowen”), purchased a control block of 440,000 common shares of the Company and appointed himself as the sole board member and Chief Executive Officer of the Company.

In 2020, McKowen began restructuring the Company such that the Company would be majority owned by the members of VitaNova Partners, LLC (“VitaNova”) and become an SEC fully reporting company whose shares will initially be traded on the OTC Markets Pink Sheets, symbol VTNA. The name of the Company was formally changed on June 22, 2018 to VETANOVA INC.

The Company is currently conducting a private placement and has raised $351,092 by issuing 35,109,200 common shares along with 35,109,200 2-year warrants exercisable at $0.20 per share. For the nine months ended September 30, 2020, the Company closed on $161,685 of new capital, which 16,168,485 shares were issued as of October 23, 2020 along with 16,168,465 warrants to purchase one share of the Company’s common stock at $0.20/share, on or before, September 30, 2022.

VitaNova and Mr. McKowen are considered affiliates and Control Entities of the Company. The Company currently has no independent directors. Both VitaNova and the Company have common board members, McKowen and Louise Lowe. Louise Lowe is McKowen’s sister and has worked as McKowen’s assistant for over five years. McKowen is the CEO of both companies. The Company expects Louise Lowe to resign and independent directors elected after the completion of the Company’s current private placement and the purchase of Directors and Officers insurance.

The Company is focused on identifying and purchasing or leasing distressed real estate assets, which can be rehabilitated, refurbished and upgraded and leased or subleased to tenants at an improved rental rate. As part of the upgrading of the distressed assets, the Company intends to apply for government financing programs that are available, such as programs for renewable energy, rural economic development and water conservation. The Company has leased approximately 158 irrigated acres in Huerfano County, Colorado. Further, the Company expects to initially lease 157 acres in Pueblo County, Colorado from VitaNova and release the assets to established profitable tenants. If the Company leases a property, it generally expects to sub lease the property with an option to buy. At present, we are focused on the Colorado market. Our principal business objective is to maximize shareholder value through cash flows from increased rents and potential long-term appreciation of the value of our properties. Our primary strategy to achieve our business objective is to acquire and own a portfolio of properties.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

Trust account funds

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments. During the years ended December 31, 2018 and December 31, 2019 and the nine months ended September 30, 2020, the Company did not maintain its own bank account. Bank transactions were entered through an account owned and operated by VitaNova Partners. Therefore, the Company’s cash is labeled as trust account funds. Management plans to open a separate account for VETANOVA; however, stringent banking laws are making even a hemp-only-based business difficult to open.

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Accounting for Leases

United States Generally Accepted Accounting Principal (GAAP) through the Accounting Standards Codification (ASC) 842 requires each type of lease, operating or finance type, to be displayed in the statement of financial position. The related right to use asset must be presented separately from other assets, as well as from each other. The corresponding lease liabilities also must be presented separately from other liabilities and from each other.

On July 1, 2020, the Company signed a lease agreement as lessee of farmland (the “Butte Valley lease”). The lease has an early termination clause that the Company, at its sole discretion, shall be entitled to withdraw from the lease without further obligations after six months if the Company is unable to obtain necessary licenses and permits from state or local authorities to grow certain crops, as of the publication of these financial statements. The Company terminated the lease on January 25, 2021. Therefore, the Company has recorded the Butte Valley lease under guidance from ASC 842 as an operating lease that has a term less than 12 months.

The Company has direct control over the asset and there is no bargain purchase at the end of this lease. The Company has entered into a month-to-month sublease for $2,750 per months, which is recorded as lease revenue of $7,875, and due to the month-to-month status, has no impact on how the Company records its lease obligations.

Related Party – VitaNova Partners, LLC

VETANOVA has two directors that are also managing members of VitaNova Partners. VETANOVA’s Chief Executive Officer and Secretary are the same people as the Chief Executive Officer and Secretary of VitaNova Partners.

VitaNova Partners controls the bank account used by VETANOVA. All bank transactions are from this controlled account. VitaNova Partners has been paying expenses for VETANOVA and is recognized as a liability from VETANOVA to VitaNova Partners on VETANOVA’s balance sheet, net of any offsets.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of September 30, 2020, and December 31, 2019, no accrued interest or penalties are included on the related tax liability line in the balance sheet and no deferred tax asset is recognized.

Net Income (Loss) per Share

Basic net (loss) per share is computed by dividing net income (loss) attributed to VETANOVA available to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income for the period by the weighted average number of common and potential common shares outstanding during the period.

As of December 31, 2019, there were no dilutive effect since there were no warrants or options outstanding. As of September 30, 2020, there were 16,168,485 warrants outstanding that can convert one-for-one into the Company’s common shares at $0.20/share. Since these warrants are not included in total dilution, since the conversion of all of the warrants would be anti-dilutive.

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Note 3 – Equity Transactions

The Company has authorized 500,000,000 shares of common stock with a par value of $0.0001. The total issued common stock as of September 30, 2020 was 16,795,421 and as of December 31, 2019 was 626,989 shares.

During the nine months ended September 30, 2020 the Company issued 16,168,485 common shares to outside investors investing $161,685 in the Company’s units (each unit is one common share and one warrant).

During the nine months ended September 30, 2020 the Company issued 16,168,485 warrants. These warrants were offered as part of the Company’s capital raise, which consist of one warrant and one share of the Company’s common share at $0.01/unit. The warrants have a strike price of $0.20/share and terminate on September30, 2022. Using the Black Scholes method to determine valuation of the warrants issued in the nine months ended September 30, 2020, there was a recorded equity transaction of $14,644 to increase additional paid in capital. The Company is continuing capital raise activities.

During the years ended December 31, 2019 and December 31, 2018 there we no equity transactions, except for the reverse stock split that occurred on June 27, 2018.

Note 4 – Commitments and Contingencies

On July 1, 2020 the Company entered into a 5-year lease agreement with Two Rivers Water & Farming Company (“Two Rivers”) whereby the Company leased 158 irrigated acres in Huerfano County, Colorado. The lease includes use of the irrigation equipment and infrastructure and water rights. The lease is $5,250 per month. The Company, at its sole discretion, can terminate this lease if after six months from July 1, 2020, the Company is unable to obtain necessary licenses and permits from state or local authorities. The Company terminated this lease on January 25, 2021 effective January 31, 2021.

Note 5 – Related Party Transactions

VitaNova Partners is providing management, including financial oversight, of VETANOVA. As of December 31, 2019, VitaNova Partners has advanced $6,514 to the Company. As of September 30, 2020, VetaNova Partners owes VETANOVA $17,412.

Note 6 – Subsequent Events

On October 23, 2020, the Company issued 35,109,207 common shares to investors in the Company’s capital raise through October 21, 2020. The 35,109,195 shares issued include the 16,168,465 shares issued for the capital raise through September 30, 2020 (and reported as outstanding as of September 30, 2020) and 18,940,743 shares for the capital raise after September 30, 2020. The Company raised an additional $189,408 in capital after September 30, 2020. In conjunction with this capital raise, the Company issued a total of 35,109,207 warrants, of which 16,168,465 warrants were issued effective during the nine months ended September 30, 2020 an additional 18,940,743 warrants were issued after September 30, 2020.

On December 3, 2020 the Company authorized the issuance of the following common shares:

●	56,052,837 shares to VitaNova Partners, LLC;
●	88,107,690 shares to John McKowen*;
●	4,515,410 shares to George McCaffrey, and
●	3,019,455 shares to Louise Lowe*.

*The share issuance to McKowen and Lowe are subject to claw backs up to two-thirds of the amount of issuance.

On January 25, 2021, the Company cancelled the Butte Valley Lease effective January 31, 2021.

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